                                                                   EXHIBIT 10.6


                           PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG

                           SEAGULL ENERGY CORPORATION,

                               AMOCO GAS COMPANY,

                           HOUSTON PIPE LINE COMPANY,

                          ENRON GAS PROCESSING COMPANY

                                       and

                           MANTARAY PIPELINE COMPANY,

                                   AS SELLERS

                                       and

                       SEAHAWK GATHERING & LIQUIDS COMPANY

                                    AS BUYER

                           AND TEJAS POWER CORPORATION

                                  AS GUARANTOR

                                  July 28, 1995

                                TABLE OF CONTENTS

ARTICLE 1.

         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2.

         PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.1     The Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.4     Deliveries at or Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.5     Revenues and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         2.6     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 3.

         REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.2     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.3     Authorizations; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         3.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         3.5     Capitalization of Purchased Designated Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . 13
         3.6     Subsidiaries; Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.8     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.9     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.12    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.13    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.14    Employee Benefit Plans and Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.15    Title to Equity Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.16    Title to the Subject Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.17    Gas Regulatory Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.19    Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         3.20    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         3.21    Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.22    Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.23    Copies of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.24    Idle Pipelines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19


ARTICLE 4.

         REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.2     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.3     Authorizations; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.5     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.6     Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.7     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         4.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 5.

         COVENANTS OF SELLER AND BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         5.1     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         5.2     Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         5.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.4     Commercially Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.5     Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.6     Delivery and Retention of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.7     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.8     Amendments of Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.9     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.10    Jurisdictional Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.11    Pending Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 6.

         INDEPENDENT INVESTIGATION AND DISCLAIMER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         6.1     Independent Investigation and Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 7.

         TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         7.1     Application of Article 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         7.2     Section 338(h)(10) Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         7.3     Preparation of Tax Returns; Responsibility for Taxes . . . . . . . . . . . . . . . . . . . . . . . 27
         7.4     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         7.5     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 8.
         CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29


         8.1     Conditions Precedent to Obligation of Each Party . . . . . . . . . . . . . . . . . . . . . . . . . 29
         8.2     Additional Conditions Precedent to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . 29
         8.3     Additional Conditions Precedent to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 9.

         INDEMNIFICATION AND ASSUMPTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.1     By Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.2     By Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         9.3     Express Negligence Rule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         9.4     Exceptions to Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         9.5     Notice of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         9.6     Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         9.7     Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.8     Exclusive Remedies; Survival of Representations and Warranties;
                 Limitation of Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.9     Other Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         9.10    Waiver of Texas DTPA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE 10.

         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 11.

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.2    Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.3    Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.4    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.7    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.10   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.11   Entire Agreement; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.12   Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.13   Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

Exhibits
- --------
Exhibit A    -   Subject Assets
Exhibit B    -   Seagull Excluded Assets
Exhibit C    -   Other Excluded Assets
Exhibit D    -   Idle Pipelines
Exhibit E   -    Form of Transition Agreement

Schedules
- ---------
Schedule 2.1         -    Purchased Shares
Schedule 2.4(c)(iii) -    HPLC Assignments
Schedule 2.4(c)(iv)  -    Mantaray Assignments
Schedule 2.4(c)(vi)  -    EGPC Assignments
Disclosure Schedule
    Section 3.1      Directors and Officers
    Section 3.2      Qualifications
    Section 3.3      Governmental Consents
    Section 3.4      Third-Party Consents
    Section 3.6      Subsidiary Information
    Section 3.7      Balance Sheets
    Section 3.8      Material Contracts
    Section 3.9      Changes
    Section 3.10     Tax Matters
    Section 3.11     Litigation
    Section 3.12     Legal Compliance
    Section 3.13     Permits
    Section 3.15     Title to Equity Interests
    Section 3.16     Title to the Subject Asses
    Section 3.18     Insurance
    Section 3.20     Environmental
    Section 3.22     Affiliate Transactions
Schedule 5.11        -    Pending Agreements
Schedule 8.2         -    Pending Agreements to be Executed
Schedule 8.3         -    Certain Conditions to Closing by HPLC and EGPC
Schedule 9.9         -    Indemnity Matters by Seagull

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of this 28th day of July, 1995 by and among SEAGULL ENERGY CORPORATION, a Texas corporation ("Seagull"), HOUSTON PIPE LINE COMPANY, a Delaware corporation ("HPLC"), ENRON GAS PROCESSING COMPANY, a Delaware corporation ("EGPC"), MANTARAY PIPELINE COMPANY, a Delaware corporation ("Mantaray"), and AMOCO GAS COMPANY, a Delaware corporation ("Amoco"; and together with Seagull, HPLC, EGPC and Mantaray, the "Sellers" and individually each a "Seller"), SEAHAWK GATHERING & LIQUIDS COMPANY, a Delaware corporation ("Buyer") and TEJAS POWER CORPORATION, a Delaware corporation ("Guarantor"). Sellers and Buyer are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, Seagull owns all of the capital stock of Seagull Pipeline & Marketing Company, a Delaware corporation ("SPM");

         WHEREAS, Seagull Transmission Company, a wholly owned subsidiary of SPM and a Texas corporation, owns a 19.418% general partner interest in Seagull Shoreline System, a Texas general partnership ("SSS");

         WHEREAS, HPLC owns a 38.836% general partner interest in SSS;

         WHEREAS, Mantaray owns a 41.746% general partner interest in SSS;

         WHEREAS, Seagull Processing Company, a wholly owned subsidiary of SPM and a Delaware corporation, owns a 65% undivided interest in the Processing Plant (as defined below), the remaining 35% undivided interest in which is owned by EGPC;

         WHEREAS, Amoco Cavallo Investment Company, a wholly owned subsidiary of Amoco, and a Delaware corporation, owns a 50% general partner interest in Cavallo Pipeline Company, a Texas general partnership, and Seagull Industrial Pipeline Company, a wholly owned subsidiary of SPM and a Texas corporation, owns a 50% general partner interest in Cavallo Pipeline Company;

         WHEREAS, HPLC owns the El Gordo Pipeline (as hereinafter defined) and EGPC owns the Oyster Lake Facilities (as hereinafter defined);

         WHEREAS, Buyer is an indirect wholly owned subsidiary of Guarantor; and

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, the Purchased Shares (as defined below) and the Purchased Subject Assets pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereto hereby agree as follows:

                                    ARTICLE 1.

                                   DEFINITIONS

         1.1 Defined Terms. Capitalized terms not otherwise defined herein or in the recitals to this Agreement used in this Agreement shall have the meanings ascribed to them in this Section 1.1.

         "Account" shall have the meaning given such term in Section 3.7.

         "Adjusted Purchase Price" shall have the meaning given such term in
Section 2.2.

         "Affiliate" shall mean with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Amoco Cavallo" shall mean Amoco Cavallo Investment Company, a Delaware corporation.

         "Amoco Cavallo Shares" shall mean all of the issued and outstanding common stock, no par value, of Amoco Cavallo.

         "Buyer Indemnified Liabilities" shall have the meaning given such term in Section 9.1.

         "Buyer Material Adverse Effect" shall mean any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or circumstances of Buyer and Guarantor, taken together.

         "Buyer Parties" shall have the meaning given such term in Section 9.1.

         "Capped Purchase Price" shall mean a dollar amount equal to (i) with respect to Seagull, 65% of the Purchase Price, (ii) with respect to HPLC and EGPC, 17% of the Purchase Price in the aggregate, (iii) with respect to Mantaray, 9% of the Purchase Price and (iv) with respect to Amoco, 9% of the Purchase Price.

         "Cavallo Assets" shall mean those properties and assets owned by the Cavallo Pipeline Company described under the heading "Cavallo Assets" in Exhibit A hereto.

         "Cavallo Operating Agreement" shall mean the operating agreement, described under the heading "Cavallo Operating Agreement" in Exhibit A hereto.

         "Cavallo Partnership Interest" shall mean all of the partnership interests of Amoco Cavallo and Seagull Industrial in Cavallo Pipeline Company, a Texas general partnership.

         "Claim" shall mean all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether or not ultimately determined to be valid.

         "Claim Notice" shall have the meaning given such term in Section
9.5(b).

         "Closing" shall have the meaning given such term in Section 2.3.

         "Closing Date" shall have the meaning given such term in Section 2.3.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commonly Controlled Entity" shall have the meaning given such term in
Section 3.14(b).

         "Computed Interest" shall mean an amount equal to the interest on the Adjusted Purchase Price calculated on the number of days from the Effective Date to the Closing Date at the Interest Rate; provided, however, if the Closing has not occurred as a result of the failure by any Seller to perform its obligations hereunder (including without limitation any obligations it may have under Section 5.3 or 5.11), then no interest shall accrue after the Effective Date, or if later, the date of such failure by such Seller.

         "Confidentiality Agreement" shall have the meaning given such term in
Section 5.1.

         "Customary Post-Closing Consents" shall mean consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of (i) stock of a corporation owning and operating assets of the nature owned by a Designated Subsidiary (other than the Partnerships) or
(ii) assets similar to those Subject Assets owned by Sellers.

         "Deductible Amount" shall mean a dollar amount equal to (i) with respect to Seagull, 1.30% of the Purchase Price, (ii) with respect to HPLC and EGPC, 0.34% of the Purchase Price in the aggregate, (iii) with respect to Amoco, 0.18% of the Purchase Price and (iv) with respect to Mantaray, 0.18% of the Purchase Price, being an aggregate dollar amount equal to 2% of the Purchase Price.

         "Designated Subsidiaries" shall have the meaning given such term in
Section 3.1, and except with respect to Sections 3.1 and 3.2 and as otherwise provided in this Agreement, such term shall include the Cavallo Pipeline Company in the context of Seagull or Amoco as Seller and SSS in the context of Seagull, Mantaray or HPLC as Seller.

         "Disclosure Schedule" shall have the meaning given such term in the first sentence of Article 3.

         "Effective Date" shall mean September 30, 1995.

         "Election Period" shall have the meaning given such term in Section
9.6.

         "El Gordo Pipeline" shall mean the assets and properties described under the heading "El Gordo Pipeline" in Exhibit "A" hereto.

         "Encumbrance" shall mean any lien, pledge, condemnation proceeding, claim, restriction, security interest, mortgage or similar encumbrance.

         "Environmental Laws" shall mean any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Subject Assets are located, including, without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act , as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, The Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended and the Hazardous Liquid Pipeline Safety Act of 1979, as amended.

         "Excluded Assets" shall mean the Seagull Excluded Assets and the other assets and properties of any Seller described on Exhibit C hereto.

         "Excluded Records" shall mean all books and records of (i) each Seller and its Designated Subsidiaries to the extent relating to the Excluded Assets and (ii) the SPM Retained Subsidiaries.

         "FERC" shall have the meaning given such term in Section 3.17.

         "Forms" shall have the meaning given such term in Section 7.2.

         "Galveston 20 in./12 in. System" shall mean the assets and properties described under the heading "Galveston 20 in./12 in. System" in Exhibit A hereto.

         "Governmental Authority" shall mean the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Material" shall have the meaning given such term in Section 3.20.

         "Idle Lateral Pipelines" shall mean those certain lateral pipelines and the easements, rights-of-way and permits relating thereto described under the heading "Idle Lateral Pipelines" in Exhibit D hereto.

         "Idle Pipelines" shall mean the Idle Lateral Pipelines and the Idle System Pipelines.

         "Idle System Pipelines" shall mean those certain pipeline systems and the easements, rights-of-way and permits relating thereto described under the heading "Idle System Pipelines" in Exhibit D hereto.

         "Indemnified Party" shall have the meaning given such term in Section 9.5(a).

         "Indemnifying Party" shall have the meaning given such term in Section 9.5(a).

         "Interest Credit" shall mean the amount equal to the interest on the Adjusted Purchase Price calculated on the number of days from the Closing Date to the Effective Date at the Interest Rate.

         "Interest Rate" shall mean a rate of 10% per annum (based on a 365 day year).

         "Laws" shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Leabo System Assets" shall mean the assets and properties described under the heading "Leabo System Assets" in Exhibit A hereto.

         "Loss" shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, without limitation, interest including prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable attorneys' fees and expenses, judgments, settlements and assessments.

         "Permits" shall have the meaning given such term in Section 3.13.

         "Oyster Lake Facilities" shall mean the assets and properties described under the heading "Oyster Lake Facilities" in Exhibit A hereto.

         "Parties" shall have the meaning given in the introductory paragraph of this Agreement.

         "Partnership" shall mean Cavallo Pipeline Company or SSS, as the context requires, and "Partnerships" means both Cavallo Pipeline Company and SSS.

         "Permitted Encumbrance" shall mean any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Subject Asset in any manner including all applicable Laws; (iii) the terms and conditions of all leases, servitudes, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, operating agreements, construction agreements, construction and operation agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange and transportation agreements, disposal agreements, permits, licenses and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in Exhibit A and the Disclosure Schedule; (iv) Customary Post-Closing Consents; (v) any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (A) waivers or consents have been obtained from the appropriate person,
(B) the applicable period of time for asserting such rights has expired without any exercise of such rights or (C) arrangements reasonably satisfactory to Buyer have been made by the Parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (vi) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Subject Assets, so long as individually or in the aggregate they are not such as are reasonably likely to have a material adverse effect on the use, ownership or operation of the Subject Assets owned by a Seller or its Designated Subsidiaries, taken as a whole; (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Subject Assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; and (viii) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Subject Assets that individually or in the aggregate are not such as are reasonably likely to have a material adverse effect on the use, ownership or operation of the Subject Assets owned by a Seller or its Designated Subsidiaries, taken as a whole.

         "Person" shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or government.

         "Processing Plant" shall mean that certain gas processing plant known as the "Matagorda Processing Plant" located in Matagorda County, Texas as is more particularly described under the heading "Matagorda Processing Plant" in Exhibit A hereto (other than the Processing Plant Fee Property).

         "Processing Plant Fee Property" shall mean that certain real property upon which the Processing Plant is located as is more particularly described under the heading "Matagorda Processing Plant Fee Property" in Exhibit A hereto.

         "Processing Plant Interest" shall mean all of the interest of EGPC and Seagull Processing in the Processing Plant.

         "Purchased Designated Subsidiary" shall mean either of SPM or Amoco Cavallo as the context requires.

         "Purchase Price" shall have the meaning given such term in Section 2.2.

         "Purchased Shares" shall mean (i) all of the issued and outstanding shares of common stock, par value $.01 per share, of SPM and (ii) all of the issued and outstanding shares of common stock, no par value, of Amoco Cavallo.

         "Purchased Subject Assets" shall mean (i) the Subject Assets other than those owned by SPM (including those owned by SPM as of the Closing Date), the SPM Subsidiaries, Amoco Cavallo and the Partnerships and (ii) the interests of HPLC and Mantaray in SSS.

         "Records" shall have the meaning given such term in Section 5.6.

         "Seagull Excluded Assets" shall mean the properties and assets described in Exhibit B.

         "Seagull Industrial" shall mean Seagull Industrial Pipeline Company, a Texas corporation.

         "Seagull Miscellaneous Personalty" shall mean those certain vehicles and other personal property described under the heading "Seagull Miscellaneous Personalty" in Exhibit A hereto.

         "Seagull Natural Gas" shall mean Seagull Natural Gas Company, a Delaware corporation.

         "Seagull Processing" shall mean Seagull Processing Company, a Delaware corporation.

         "Seagull Products" shall mean Seagull Products Pipeline Corporation, a Delaware corporation.

         "Seagull Subsidiary Shares" shall mean the shares of capital stock of Seagull Natural Gas, Seagull Processing, Seagull Transmission and Seagull Industrial.

         "Seagull Transmission" shall mean Seagull Transmission Company, a Texas corporation.

         "Seller Group" shall have the meaning given such term in Section 7.1.

         "Seller Material Adverse Effect" shall mean any material and adverse effect on the use, ownership or operation of the Subject Assets, the Purchased Shares and the Purchased Designated Subsidiaries, taken as a whole.

         "Seller Parties" shall have the meaning given such term in Section 9.2(a).

         "SMS/SNG Contracts" shall mean those certain contracts and agreements described under the heading "SMS/SNG Contracts" in Exhibit A hereto.

         "SPM Retained Subsidiaries" shall mean Seagull Products Pipeline Corporation, Seagull Storage Corporation, Seagull Marketing Services, Inc. and Seagull Argentina Corporation.

         "SPM Retained Subsidiary Shares" shall mean the shares of capital stock in the SPM Retained Subsidiaries held directly or indirectly by SPM.

         "SPM Shares" shall mean all of the issued and outstanding shares of common stock, par value $.01 per share, of SPM.

         "SPM Subsidiaries" shall mean Seagull Natural Gas, Seagull Processing, Seagull Transmission and Seagull Industrial.

         "SSS Assets" shall mean those properties and assets owned by SSS described in Exhibit A attached hereto.

         "SSS Partnership Interest" shall mean all of the interest of Mantaray, HPLC and Seagull Transmission in SSS.

         "Subject Assets" shall mean the Leabo System Assets, the SSS Partnership Interest, the Cavallo Partnership Interest, the Processing Plant Fee Property, Victoria Office Property, Cavallo Operating Agreement, SMS/SNG Contracts, the El Gordo Pipeline, the Oyster Lake Facilities, the Processing Plant, the Cavallo Assets and the SSS Assets and the properties listed or described on Exhibit A hereto.

         "Tax Items" shall have the meaning given such term in Section 7.3.

         "Termination Date" shall mean October 31, 1995.

         "Third-Party Claim" shall mean a Claim asserted against an Indemnified Party by a Person other than a party to this Agreement or any Affiliate thereof that could give rise to a right of indemnification under this Agreement.

         "Victoria Office Property" shall mean that certain property described under the heading "Victoria Office Property" in Exhibit A hereto.

                                   ARTICLE 2.

                                PURCHASE AND SALE

         2.1 The Transaction. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers the Purchased Shares and the Purchased Subject Assets for the Purchase Price, as adjusted in the manner described in Section 2.2. Subject to and in accordance with the terms and conditions of this Agreement, each Seller, severally and not jointly, agrees to sell to Buyer the Purchased Shares indicated on Schedule 2.1 with respect to such Seller and the Purchased Subject Assets owned by such Seller, its

Designated Subsidiaries or its Designated Subsidiaries' subsidiaries, for the aggregate payment to all Sellers equal to the Purchase Price.

         2.2 Purchase Price. Subject to the terms and conditions of this Agreement, Buyer agrees to pay to Sellers at the Closing an aggregate amount of $153,500,000.00 (the "Purchase Price"), as adjusted in the manner described in this Section 2.2, and, if the Closing occurs after the Effective Date, the Computed Interest; provided that if the Closing occurs prior to the Effective Date, the Purchase Price shall be reduced by the Interest Credit. The Purchase Price shall be adjusted by adding to the Purchase Price the amount of Operating Cash Flow (as hereinafter defined) attributable to the Subject Assets, as determined in the manner set forth in Section 2.5(c). The Purchase Price, as adjusted for such Operating Cash Flow but before any adjustment for the Interest Credit or Computed Interest, as applicable, is hereinafter referred to as the "Adjusted Purchase Price". The Adjusted Purchase Price, increased by the Computed Interest or decreased by the Interest Credit, as applicable, shall be payable by Buyer by wire transfer or delivery of other immediately available funds to the account of Seagull for the benefit of the Sellers, Account of Seagull Energy Corporation, Account No. 00101766047, at Texas Commerce Bank, Houston, ABA Routing No. 113000609 (or to such other bank and account designated in writing by Sellers to Buyer) for the further account of Sellers.

         2.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas 77002 commencing at 10:00 a.m., local time, on (i) September 1, 1995, unless, subject to Section 5.4, the approvals and consents described in Section 5.3 have not been obtained and alternative arrangements have not been made with respect to such approvals and consents in accordance with Section 8.1(c), (ii) the date (if later than September 1, 1995) when the last of all approvals and consents described in
Section 5.3 has been obtained or alternative arrangements have been made with respect to such approvals or consents in accordance with Section 8.1(c) or (iii) such other date as the Parties shall agree in writing (the "Closing Date").

         2.4 Deliveries at or Prior to Closing. (a) At or prior to the Closing, Seagull, SPM and the SPM Subsidiaries shall (i) distribute or convey to an Affiliate or Affiliates of Seagull (other than SPM and the SPM Subsidiaries) the SPM Retained Subsidiary Shares and the Seagull Excluded Assets and all associated liabilities and (ii) enter into and deliver such assignments, bills of sale and other transfer documents as Seagull, SPM and the SPM Subsidiaries deem necessary or advisable (with the approval of Buyer, which approval shall not be unreasonably withheld) to transfer fully and effectively record ownership of the foregoing from SPM and the SPM Subsidiaries.

         (b) At or prior to Closing, Seagull, Seagull Marketing Services, Inc. and Seagull Products, as applicable, shall (i) distribute or convey to SPM the Processing Plant Fee Property, the Victoria Office Property, the SMS/SNG Contracts, Leabo System Assets, the Seagull Miscellaneous Personalty, the Galveston 20 in./12 in. System and the Cavallo Operating Agreement and all liabilities associated with such assets and (ii) enter into and deliver such assignments, bills of sale and other transfer documents as Seagull, Seagull Marketing Services, Inc. and SPM deem necessary or advisable (with the approval of Buyer, which approval shall not be unreasonably withheld) to transfer fully and effectively record ownership of the foregoing.

         (c) At the Closing (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 8.2, (ii) Seagull will deliver to Buyer stock certificates representing all of the SPM Shares endorsed in blank or accompanied by duly executed assignment documents,
(iii) HPLC will deliver to Buyer assignments of those Purchased Subject Assets owned by HPLC, such assignments to be in substantially the same form as Schedule 2.4(c)(iii), (iv) Mantaray will deliver to Buyer assignments of those Purchased Subject Assets owned by Mantaray, such assignments to be in substantially the same form as Schedule 2.4(c)(iv), (v) Amoco will deliver to Buyer stock certificates representing all of the Amoco Cavallo Shares endorsed in blank or accompanied by duly executed assignment documents, (vi) EGPC will deliver to Buyer assignments of those Purchased Subject Assets owned by EGPC, such assignments to be in substantially the same form as Schedule 2.4(c)(vi) and
(vii) Buyer will deliver to Sellers the various certificates, instruments and documents referred to in Section 8.3, and (iv) Buyer will deliver to Seagull the Adjusted Purchase Price, increased by the Computed Interest or decreased by the Interest Credit, as applicable, for the account of Sellers.

         2.5 Revenues and Expenses. (a) Each Seller shall be (i) entitled to all operating revenues (and related accounts receivable) arising in the ordinary course of business attributable to the Purchased Shares and the Subject Assets owned by each Seller, its Designated Subsidiaries or Designated Subsidiaries' subsidiaries, and (ii) responsible for the payment of all operating expenses (and related accounts payable) arising in the ordinary course of business, including the payment of ad valorem taxes, attributable to the Purchased Shares and the Subject Assets owned by each Seller, its Designated Subsidiaries or Designated Subsidiaries' subsidiaries, in each case to the extent the foregoing relate to the period of time prior to August 31, 1995. Buyer shall be (i) entitled to all operating revenues (and related accounts receivable) arising in the ordinary course of business attributable to the Purchased Shares and the Subject Assets, and (ii) responsible for the payment of all operating expenses (and related accounts payable) arising in the ordinary course of business, including the payment of ad valorem taxes, attributable to the Purchased Shares and Subject Assets, in each case to the extent the foregoing relate to the period of time occurring on and after August 31, 1995.

         (b) To the extent that Buyer receives any funds to which any Seller is entitled pursuant to Section 2.5 (a), Buyer shall promptly deliver such funds to the Seller who owned such Subject Assets or Purchased Shares prior to the Closing Date. To the extent that any Seller receives any funds to which Buyer is entitled pursuant to Section 2.5(a), such Seller shall promptly deliver such funds to Buyer. If any Party pays any operating expense (or related account payable) that are properly borne by another Party pursuant to Section 2.5(a), the Party responsible for such operating expense (or related account payable) pursuant to Section 2.5(a) shall promptly reimburse the Party who made such payment. The obligations of Buyer and Sellers hereunder shall be performed without any right of setoff.

         (c) In light of the fact that (with the exception of EGPC and HPLC) the Sellers are not Affiliates and the Subject Assets have been owned by disparate parties, and in light of the fact that the parties desire to be able to determine with certainty the Adjusted Purchase Price on the Closing Date, the parties have elected to have the provisions of this Section 2.5 apply to a cut-off date of August 31, 1995, and have agreed that the amount of operating cash flow attributable to the Subject
                                       10

Assets that will inure to the benefit of the Sellers for the one month period ending on the Effective Date shall be $1.5 million (the "Operating Cash Flow"), regardless of the actual amount thereof.

         (d) Except as expressly set forth in this Section 2.5 with respect to liability of the Parties for the reimbursement of operating revenues (and related accounts receivable) or for the payment of operating expenses (and related accounts payable) arising in the ordinary course of business, in the event of any conflict between the provisions of this Section 2.5 and the provisions of Article 9, the provisions of Article 9 shall control.

         2.6 Allocation of Purchase Price. The Parties agree to work in good faith to jointly prepare a schedule to be signed by each of them setting forth the following items: (a) the Purchase Price paid by Buyer for the Purchased Subject Assets and the Purchased Shares pursuant to this Agreement; and (b) an allocation of such Purchase Price among each of the items comprising the Purchased Subject Assets and the Purchased Shares. Any allocations to which the parties so agree will be used by Buyer and Sellers as the basis for reporting asset values and other items for purposes of all required Tax Returns (as defined herein). If the parties are able to agree on such a schedule, Buyer and Sellers agree not to assert, or to permit any of their respective Affiliates to assert, before any Governmental Authority or in connection with any tax audit or other proceeding, any asset values or other items inconsistent with the allocations set forth in such schedule. Notwithstanding the above, no Seller shall have an obligation to agree to any allocation that is inconsistent with the percentage of the Capped Purchase Price attributable to such Seller.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller hereby severally and not jointly represents and warrants to Buyer as follows, subject to the matters set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Disclosure Schedule"), each item of which shall specifically refer to the article and section of this Agreement to which such disclosure responds:

         3.1 Organization. Such Seller and each of its subsidiaries that owns any Subject Assets or the stock of any subsidiary that owns any Subject Assets ("Designated Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Within seven (7) days following the execution of this Agreement, such Seller shall deliver to Buyer true and complete copies of the charter and bylaws of each of its Designated Subsidiaries, each as amended to date and presently in effect. Section 3.1 of the Disclosure Schedule lists the directors and officers of each of such Seller's Designated Subsidiaries. Each Partnership of which such Seller or any of its Designated Subsidiaries is a partner, if any, has been duly formed under the laws of the jurisdiction of its formation, and such Seller has delivered to Buyer true and complete copies of the agreements forming such Partnership and all amendments thereto.

         3.2 Qualification. Except as set forth in Section 3.2 of the Disclosure Schedule such Seller and each of its Designated Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in Texas and each other jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect. Each Partnership of which Seller or any of its Designated Subsidiaries is a partner, if any, has the qualifications necessary in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.

         3.3 Authorizations; Approvals. The execution and delivery by such Seller of this Agreement and the performance of its obligations and the obligations of its Designated Subsidiaries hereunder have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by such Seller, and this Agreement constitutes the legal, valid and binding obligation of such Seller and such Seller's Designated Subsidiaries enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity. Except pursuant to the HSR Act or as disclosed in Section 3.3 of the Disclosure Schedule, neither such Seller nor any of its Designated Subsidiaries needs to give any notice to, make any filing or register with, or obtain any consent, approval, authorization, waiver, permit, certificate or order of any Governmental Authority to consummate the transactions contemplated by this Agreement except for those the absence of which are not reasonably likely to have a Seller Material Adverse Effect.

         3.4 Absence of Conflicts. Neither the execution and delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated hereby by such Seller will (assuming receipt of all consents, approvals, authorizations, waivers, permits, certificates and orders disclosed in Section
3.4 of the Disclosure Schedule): (a) violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under (i) any applicable Law, (ii) the charter or bylaws of such Seller or any of its Designated Subsidiaries or (iii) any contract, agreement, lease, license or other arrangement to which such Seller or any of its Designated Subsidiaries is a party or by which it, or any of its properties, is bound; (b) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the Subject Assets attributable to such Seller or any of its Designated Subsidiaries; (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority having jurisdiction over such Seller or any of its Designated Subsidiaries; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, in the case of clauses (a) through (d), where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, claim, encumbrance, forfeiture, suspension, revocation or lien is not reasonably likely to have a Seller Material Adverse Effect or materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement.

         3.5     Capitalization of Purchased Designated Subsidiaries.

                 (a) The entire authorized and issued capital stock of any Purchased Designated Subsidiary being sold by such Seller, if any, consists of the Purchased Shares applicable to such Purchased Designated Subsidiary. Any such Purchased Shares of such Seller have been duly authorized, are validly issued, fully paid and nonassessable, and are held beneficially and of record by such Seller, free and clear of all Encumbrances.

                 (b) There are no contracts, agreements, commitments or other arrangements obligating any Purchased Designated Subsidiary of such Seller, if any, (i) to issue, sell, pledge, dispose of or encumber, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of any class of capital stock of any such Purchased Designated Subsidiary, (ii) to redeem, purchase or acquire or offer to acquire, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of any class of capital stock of any such Purchased Designated Subsidiary or (iii) to make any dividend or distribution of any kind in excess of the amount of cash in bank accounts immediately prior to August 31, 1995, except for dividends from cash from revenues, proceeds and receivables attributable to the period of time prior to August 31, 1995.

                 (c) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock of any Purchased Designated Subsidiary of such Seller, if any. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of any such Purchased Designated Subsidiary.

         3.6 Subsidiaries; Equity Investments. Section 3.6 of the Disclosure Schedule sets forth for each of such Seller's Designated Subsidiaries (other than SPM, Amoco Cavallo or the Partnerships): (a) its name and jurisdiction of incorporation, (b) the number of authorized shares of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, and (d) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each of such Seller's Designated Subsidiaries (other than SPM, Amoco Cavallo or the Partnerships) have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Section 3.6 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of such Seller's Designated Subsidiaries to sell, transfer or otherwise dispose of any capital stock of any of its subsidiaries or that could require any of such Seller's Designated Subsidiaries to issue, sell, or otherwise cause to become outstanding any of such Designated Subsidiary's capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock of any of such Seller's Designated Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any of such Seller's Designated Subsidiaries.

         3.7 Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the unaudited balance sheets as of March 31, 1995 of each of such Seller's Purchased Designated Subsidiaries, if any, and such Purchased Designated Subsidiaries' subsidiaries (the "Balance Sheets"). The Balance Sheets of such Seller's Purchased Designated Subsidiaries present fairly in all material respects the financial position of the entities to which they relate after taking into account the transactions contemplated in Section 2.4(a) and 2.4(b). To the knowledge of such Seller, each account receivable reflected on the Balance Sheets of such Seller's Purchased Designated Subsidiaries (each, an "Account") represents the genuine, valid and legally enforceable indebtedness of the account debtor and, except as set forth in Section 3.7 of the Disclosure Schedule, no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the knowledge of such Seller, is threatened against any individual Account in excess of $25,000. Such Seller's Purchased Designated Subsidiaries, if any, and such Purchased Designated Subsidiaries' subsidiaries do not have any material liabilities, whether absolute, accrued or contingent and whether due or to become due, which were not reserved against or disclosed in the respective Balance Sheet of such entity as of March 31, 1995 in accordance with generally accepted accounting principles. Except as set forth on
Section 3.7 of the Disclosure Schedule, the Purchased Subject Assets attributable to such Seller are not subject to any material liabilities, whether absolute, accrued or contingent and whether due or to become due and, (in the case where such Seller or its Seller's Purchased Designated Subsidiaries provided the Balance Sheets with respect to such Subject Assets), which liabilities were not reserved against or disclosed in the respective Balance Sheet of any of the foregoing entities as of March 31, 1995 in accordance with generally accepted accounting principles.

         3.8 Contracts and Commitments. Exhibit A and Section 3.8 of the Disclosure Schedule includes a list of all material contracts and agreements (including, without limitation, any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of $100,000 or more or which may not be terminated without payment or penalty with notice of ninety (90) days or less) relating to the continued ownership and operation of the Subject Assets owned by such Seller or its Designated Subsidiary (other than contracts and agreements to which neither such Seller nor any of its Designated Subsidiaries is a party and which is not being conveyed or assigned to Buyer hereunder, or contracts and agreements that are part of the Excluded Assets, in each case, as to which no representation or warranty is made) (the "Contracts"), and each such Contract is in full force and effect, except where the failure to be in full force and effect is not reasonably likely to have a Seller Material Adverse Effect and except with respect to the Idle Pipelines. Except with respect to the Idle Pipelines, such Seller or its Designated Subsidiaries have in all respects performed all material obligations required to be performed by them to date under the Contracts, and are not in default under any material obligation of any such Contracts. To the knowledge of such Seller, no other party to any Contract is in default thereunder. Neither such Seller nor its Designated Subsidiary has assigned to any other person any of its rights under the Contracts. Such Seller or its Designated Subsidiary has not waived any of its rights of material value under the Contracts.

         3.9 Absence of Changes. Except as set forth in Section 3.9 of the Disclosure Schedule, since March 31, 1995:

         (i)     there has not been any Seller Material Adverse Effect;

         (ii) to such Seller's knowledge, the Purchased Subject Assets and the Purchased Designated Subsidiaries being sold by such Seller have been operated and maintained in a prudent manner and in the ordinary course of the business;

         (iii) there has not been any material damage, destruction or loss to any material portion of the Purchased Subject Assets or any material portion of the assets of the Purchased Designated Subsidiaries being sold by such Seller, whether covered by insurance or not;

         (iv) there has been no issuance by any Purchased Designated Subsidiary being sold by such Seller of any shares of its respective capital stock, or any repurchase or redemption by any of them of any shares of their respective capital stocks;

         (v) there has been no merger or consolidation of any Designated Subsidiary of such Seller with any other person or any acquisition by any Purchased Designated Subsidiary being sold by such Seller of the stock or business of any other person;

         (vi) except for distribution and/or dividends of cash (without duplication) (A) not in excess of the amount of cash in bank accounts immediately prior to August 31, 1995, or (B) from revenues, proceeds and/or receivables attributable to the period of time prior to August 31, 1995, there has been no declaration or payment of any dividend on, or any other distribution with respect to, the equity securities of any Designated Subsidiary of such Seller;

         (vii) there has been no borrowing of funds, agreement to borrow funds or guaranty by any Designated Subsidiary of such Seller;

         (viii) such Seller's Designated Subsidiaries have not made or entered into any employment, consulting, severance or indemnification agreement with any of its employees, nor has such Seller's Designated Subsidiaries incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

         (ix) there has been no actual, pending, or to the knowledge of Sellers, threatened change in the relationship of the Purchased Designated Subsidiaries or affecting the Purchased Subject Assets being sold by such Seller, with any customers, licensor, suppliers, distributors or sales representatives, except such as has not had, and is not reasonably expected to have a Seller Material Adverse Effect; and

         (x) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

         3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure
Schedule: (a) all returns and reports of or with respect to any federal, state or other tax which are required to be filed on or before the Closing Date by or with respect to any of such Seller's Purchased Designated Subsidiary or any of such Purchased Designated Subsidiary's subsidiaries ("Tax Returns") have been or will be duly and timely filed; (b) all taxes which are shown to be due on such Tax Returns have been or will be timely paid in full; (c) all withholding tax requirements imposed on or with respect to any such Purchased Designated Subsidiary or any of such Purchased Designated Subsidiary's subsidiaries have been satisfied in full in all respects; (d) no assessment, deficiency or adjustment has been asserted with respect to any Tax Return; and (e) there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any tax due with respect to the period covered by any Tax Return.

         3.11 Litigation. Except as disclosed in Section 3.11 of the Disclosure Schedule, there are no actions at law, suits in equity, investigations, proceedings or claims pending, affecting or, to the knowledge of such Seller, threatened against such Seller or any of its Designated Subsidiaries or the Purchased Subject Assets attributable to such Seller before or by any federal, state, foreign or local court, tribunal or governmental agency or authority except such as in the aggregate are not reasonably likely to have a Seller Material Adverse Effect.

         3.12 Compliance with Law. Except as disclosed in Section 3.12 of the Disclosure Schedule, such Seller and each of its Designated Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance is not reasonably likely to have a Seller Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 3.12 is made with respect to compliance with environmental matters (other than safety laws not described in the definition "Environmental Laws"), which are covered exclusively by the provisions set forth in Section 3.20.

         3.13 Permits. Except as set forth in Section 3.13 of the Disclosure Schedule and with respect to the Idle Pipelines, each of such Seller and its Designated Subsidiaries, owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the conduct of its business with respect to the Subject Assets (collectively, the "Permits"), except for those Permits which the failure to own or hold are not reasonably likely to have a Seller Material Adverse Effect. Except with respect to the Idle Pipelines, (i) each Permit is in full force and effect, and such Seller and each of its Designated Subsidiaries is in compliance with all of its obligations with respect thereto, except where the failure to be in full force and effect or to be in compliance would not have a Seller Material Adverse Effect, and (ii) to the knowledge of such Seller, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as in the aggregate would not have a Seller Material Adverse Effect. All Permits attributable to such Seller shall be, subject to the Permitted Encumbrances (i) owned or held as of the Closing by such Seller's Purchased Designated Subsidiaries and (ii) transferred by such Seller to the Buyer with respect to such Seller's Purchased Subject Assets, subject to receipt (or other disposition as permitted hereunder) of all consents, approvals, authorizations, and waivers applicable to such permits.

         3.14 Employee Benefit Plans and Policies. (a) No Designated Subsidiary of such Seller sponsors, maintains or contributes to or has an obligation to contribute to, and no such Designated Subsidiary has at any time within six years prior to the Closing Date sponsored, maintained or contributed to or had an obligation to contribute to, any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including a multiemployer plan within the meaning of
Section 3(37) of ERISA. No Designated Subsidiary of such Seller has any employee or any contractual obligation to any employee of such Seller.

         (b) With respect to any employee benefit plan, within the meaning of
Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with such Seller or its Designated Subsidiaries, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,
(ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been incurred, and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

         3.15 Title to Equity Interests. As of the Closing Date, such Seller owns of record and beneficially the equity interest(s), if any, set opposite its name in Section 3.15 of the Disclosure Schedule, free and clear of all Encumbrances.

         3.16 Title to the Subject Assets. As of the Closing Date, such Seller or its Designated Subsidiaries or the Partnerships attributable to such Seller owns those Subject Assets set opposite its name in Section 3.16 of the Disclosure Schedule, free and clear of all Encumbrances other than the Permitted Encumbrances.

         3.17 Gas Regulatory Matters. Neither such Seller nor any of its Designated Subsidiaries is subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938, as amended, except pursuant to the extent that such jurisdiction might attach to activities under Subpart C of Part 284 of the FERC's regulations, to activities under the limited jurisdiction blanket certificate issued each to Seagull Natural Gas and HPLC under Section 284.227 of the FERC's regulations, 18 C.F.R. Section 284.227
(1995) and to activities under the limited jurisdiction blanket certificate issued to Amoco under Section 284.224 of the FERC's regulations, 18 C.F.R.
Section 284.224 (1995).

         3.18 Insurance. Section 3.18 of the Disclosure Schedule identifies, by name of underwriter, risk insured, amount insured, policy number and date of issuance, all policies of insurance to which any of such Seller's Purchased Designated Subsidiaries, if any, or any of such Seller's Purchased Designated Subsidiaries' subsidiaries is a party as of the date hereof or as to which such Purchased Designated Subsidiaries or any of such Purchased Designated Subsidiaries' subsidiaries, as of the date hereof, are beneficiaries. All such policies are currently in full force and effect.

         3.19 Brokers' Fees. Except for Dillon, Read & Co. Inc., neither such Seller nor any of its Designated Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Sellers shall be responsible for all fees payable to Dillon, Read & Co. Inc.

         3.20 Environmental Matters. Except as listed or described in Section
3.20 of the Disclosure Schedule:

                 (a) To the knowledge of such Seller, the Subject Assets attributable to such Seller or its Designated Subsidiaries are (i) not in violation of any Environmental Laws, and (ii) are not (and would not be, if all relevant facts known to such Seller were also known to the applicable Governmental Authorities) subject to any remedial obligations under such Environmental Laws, other than such violations or obligations which are not reasonably likely to have a Seller Material Adverse Effect.

                 (b) To the knowledge of such Seller, such Seller or its Designated Subsidiaries have in effect, or applications pending for, all permits required by applicable Environmental Laws for the operation and ownership of the Subject Assets attributable to such Seller except where the failure to own or hold such permits are not reasonably likely to have a Seller Material Adverse Effect, and, to the knowledge of such Seller, such Seller or its Designated Subsidiaries are not in violation of the terms and conditions of such permits, other than such violations that are not reasonably likely to have a Seller Material Adverse Effect.

                 (c) To the knowledge of such Seller, such Seller or its Designated Subsidiaries (i) are not subject to any consent decree, compliance order or administrative order issued pursuant to applicable Environmental Laws, and (ii) has not received written notice under the citizen suit provision of any Environmental Law or written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any governmental agency pursuant to applicable Environmental Laws, other than such of the foregoing that are not reasonably likely to have a Seller Material Adverse Effect.

                 (d) To the knowledge of such Seller, no conditions or circumstances exist or have existed with respect to the off-site disposal of any substance that is regulated under any Environmental Law ("Hazardous Material"), that could impose any liability attributable to such Subject Assets of such Seller or its Designated Subsidiaries with respect to any Environmental Law, other than liabilities that are not reasonably likely to have a Seller Material Adverse Effect.

                 (e) To the knowledge of such Seller, no conditions or circumstances exist or have existed, and no activities are occurring or have occurred, on or in connection with the Subject Assets attributable to such Seller or its Designated Subsidiaries that are resulting or have resulted in the exposure of any person to a Hazardous Material such that such Seller or its

         Designated Subsidiaries (or the Subject Assets attributable to each of them) are reasonably likely to incur liability to such persons for personal injuries, damages or death resulting from such exposure, except for liabilities that are not reasonably likely to have a Seller Material Adverse Effect.

         3.21 Public Utility Holding Company Act. Neither such Seller nor its Designated Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company," or an "affiliate" of a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.22 Affiliate Transactions. Except as disclosed in Section 3.22 or
Section 3.8 of the Disclosure Schedule or as is otherwise expressly permitted hereunder, (a) there are no outstanding notes payable to, accounts receivable from or advances by any of such Seller's Purchased Designated Subsidiaries or any Partnership attributable to such Seller to, and no Purchased Designated Subsidiary of such Seller or Partnership attributable to such Seller is otherwise a creditor of, and (b) since March 31, 1995, no Purchased Designated Subsidiaries of such Seller or any Partnership attributable to such Seller has purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for, the benefit of, or purchased any product or services from or for the benefit of, or otherwise incurred any obligation or liability to be entered into or agreed to enter into any transactions with or for the benefit of, in the case of either clause (a) or
(b) above, such Seller, or any director, officer or Affiliate of such Seller.

         3.23 Copies of Documents. All contracts, agreements, instruments, non-financial statements, reports and filings (including all amendments, supplements and modifications thereto) (the "Documents"), delivered or made available to Buyer or any representative of Buyer by such Seller or its representatives in connection with the transactions contemplated hereby constitute complete copies of such Documents.

         3.24 Idle Pipelines. Such Seller has not received any revenue attributable to the Idle System Pipelines since January 1, 1993. The Idle Laterals Pipelines attributable to such Seller no longer connect to any producing well.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES
                             OF BUYER AND GUARANTOR

         Buyer and Guarantor jointly and severally represent and warrant to Sellers as follows:

         4.1 Corporate Organization. Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Qualification. Each of Buyer and Guarantor is duly qualified to do business as a foreign corporation and is in good standing in Texas and each other jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.

         4.3 Authorizations; Approvals. The execution and delivery by each of Buyer and Guarantor of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Buyer and Guarantor, and this Agreement constitutes the legal, valid and binding obligation of each of them enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity. Except pursuant to the HSR Act, neither Buyer nor Guarantor needs to give any notice to, make any filing or register with, or obtain any consent, approval, authorization, waiver, permit, certificate or order of any Governmental Authority to consummate the transactions contemplated by this Agreement.

         4.4 Absence of Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will to the knowledge of either of Buyer or Guarantor, violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under (a) any applicable Law, (b) the charter or bylaws of either Buyer or Guarantor, or (c) any material contract, agreement, lease, license or other arrangement to which either Buyer or Guarantor is a party or by which it, or any of its properties, is bound.

         4.5 Brokers' Fees. Except for Rauscher Pierce Refsnes, Inc. and Ronald
K. Page, neither Buyer nor Guarantor has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Buyer and Guarantor shall be responsible for all fees payable to Rauscher Pierce Refsnes, Inc. and Ronald K. Page.

         4.6 Investment. Buyer is not acquiring the Purchased Shares or any Subject Assets with a view to or for sale in connection with any distribution thereof within the meaning of the Securities

Act of 1933, as amended. Buyer, together with the Guarantor and their respective directors and executive officers and advisors, is familiar with investments of the nature of the Purchased Shares and the Subject Assets, understands that this investment involves substantial risks, has adequately investigated the Designated Subsidiaries and the Subject Assets and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Purchased Shares and/or the Subject Assets, and is able to bear the economic risks of such investment.

         4.7 Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing.

         4.8 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of either Buyer or Guarantor, threatened, against Buyer or Guarantor or any of their respective properties, assets, operations or businesses that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

                                   ARTICLE 5.

                          COVENANTS OF SELLER AND BUYER

         5.1 Access. Upon reasonable notice and at Buyer's sole risk, liability and expense, and during normal business hours, each Seller shall afford Buyer and its representatives reasonable access, from the date hereof until the Closing Date, to the Subject Assets attributable to such Seller (including without limitation for the purpose of safety and environmental inspections, assessments and testing of such Subject Assets by a safety and/or an environmental engineering firm designated by Buyer and reasonably satisfactory to such Seller) and the contracts, books, records and data of such Seller and its Designated Subsidiaries related thereto; provided, such access shall be subject to such Seller's obtaining all necessary consents and approvals from third parties. Such Seller shall promptly notify Buyer in each case when such consents are required, and when they have been obtained or withheld. Buyer's investigation shall be conducted in a manner that does not unreasonably interfere with such Seller's normal operations. Notwithstanding the foregoing, Buyer shall not have access to personnel records of such Seller (or any Affiliates thereof) relating to individual performance or evaluation records, medical histories or other information that, in such Seller's good faith opinion, is sensitive or the disclosure of which could subject such Seller or any of its Designated Subsidiaries to risk of liability. Buyer agrees to maintain the confidentiality of all such information pursuant to the terms of that certain letter agreement regarding confidentiality dated April 18, 1995 between Dillon Read and Guarantor, as amended from time to time (the "Confidentiality Agreement"). BUYER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER PARTIES FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY CLAIMS RELATING TO ANY PLANT OR FIELD VISIT, OR OTHER DUE DILIGENCE ACTIVITY, CONDUCTED BY BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, AFFILIATE, SUCCESSOR, ASSIGN, OFFICER, REPRESENTATIVE OR DIRECTOR, INCLUDING WITHOUT LIMITATION ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE SOLE, CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF ANY SELLER PARTY.

         5.2 Conduct of Business Pending the Closing. Each Seller covenants and agrees, severally and not jointly, that, from the date of this Agreement until the Closing Date, unless Buyer shall otherwise agree or as otherwise contemplated by this Agreement (including, without limitation, as contemplated in Section 2.4(a)):

                 (a) Such Seller will, or such Seller will cause its Designated Subsidiaries or the operator to, operate any Subject Assets attributable thereto in all material respects in the same manner as presently being operated, and to refrain from entering into any transaction or contract relating directly to any such Subject Assets other than in the ordinary course of business;

                 (b) Such Seller will not, and such Seller will not cause or permit any of its Designated Subsidiaries or the operator to, take any action with respect to the Subject Assets attributable thereto that are operated by unaffiliated third parties that could reasonably be expected to change in any material respect the manner in which such asset is presently being operated;

                 (c) Such Seller will not and Seller will not cause or permit any of its Designated Subsidiaries to, directly or indirectly, do any of the following: (i) issue, sell, pledge, dispose of or encumber: (A) any capital stock of any Designated Subsidiary or (B) except for Permitted Encumbrances, any Subject Assets other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, (ii) amend or propose to amend the charter, bylaws or partnership agreements of any of its Designated Subsidiaries,
         (iii) except to the extent permitted in Section 3.5(b), split, combine or reclassify any outstanding capital stock of its Designated Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any such capital stock whether now or hereafter outstanding, (iv) redeem, purchase or acquire or offer to acquire any such capital stock,
         (v) incur any indebtedness for borrowed money other than in the ordinary course of business, (vi) enter into any transaction with such Seller or any of its Affiliates other than in the ordinary course of business, (vii) except for the distribution of cash (without duplication) (aa) not in excess of the amount of cash in bank accounts immediately prior to August 31, 1995 or (bb) from revenues, proceeds and/or receivables attributable to the period of time prior to August 31, 1995, make any distribution of property to the partners of any Partnership or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this
         Section 5.2(c);

                 (d) Such Seller will, or such Seller will cause each of its Designated Subsidiaries or the operator to, use commercially reasonable efforts to perform its obligations under any contracts and agreements to which it is a party or to which the Subject Assets attributable thereto are subject, except for such obligations as it in good faith may dispute and except for such failures to perform as would not in the aggregate have a Seller Material Adverse Effect; and

                 (e) Such Seller will not increase the salary, benefits, stock options, bonus or other compensation to any officer, director or employee actively involved in the operation of any of such Seller's Designated Subsidiaries except as scheduled in the ordinary course of business; and shall not take any action with respect to the grant of any severance or termination pay to any such person except as scheduled in the ordinary course of business.

         5.3 Consents. Each of the Parties, severally and not jointly, will use its commercially reasonable efforts to obtain the authorizations, consents, orders and approvals of Governmental Authorities and any other third parties that may be or become necessary or advisable for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and will cooperate in all reasonable respects with each other in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary or advisable for the performance of their respective obligations pursuant to this Agreement. Within 10 business days after the date hereof, each Party will file or cause its ultimate parent entity (within the meaning of the HSR Act) to file all materials required to be filed by it under the HSR Act and will promptly file any supplemental materials required and will comply in all material respects with the requirements of the HSR Act. Each of the Parties shall request early termination of the HSR Act waiting period and any filings to be made. In addition, each of the Parties shall make such similar filings or notices with any other Governmental Authorities as may be necessary or advisable. None of the Parties will take any action that is reasonably likely to have the effect of delaying, impairing or impeding the receipt of any required approvals and will use their commercially reasonable efforts to secure such approvals as promptly as possible.

         5.4 Commercially Reasonable Efforts. Each of the Parties, severally and not jointly, shall use commercially reasonable efforts to obtain the satisfaction of all conditions of Closing attributable to such Party in an expeditious matter.

         5.5 Use of Name. As soon as practicable, but in any event within 60 days after the Closing Date, Buyer shall remove the words "Seagull," "Houston Pipe Line," "Enron," "Mantaray" or "Amoco" or any words or expressions similar thereto from the Subject Assets. As soon as practicable, but in any event within 7 days after the Closing Date, Buyer shall (a) change the name of all Purchased Designated Subsidiaries to remove such words and (b) cease using any of such words for all purposes including, without limitation, as a corporate, partnership or assumed name.

         5.6 Delivery and Retention of Records. On or before the Closing Date, each Seller will deliver or cause to be delivered to Buyer all files, records, information and data relating to the Purchased Designated Subsidiaries and the Purchased Subject Assets that are not part of the Excluded Assets and that are in the possession or control of such Seller (together with all of such Seller's contractual rights to request other such files, records, information and data from any third party) (the "Records"). Buyer agrees to (a) hold the Records and not to destroy or dispose of any thereof for a period of six years from the Closing Date or such longer time as may be required by law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days prior to such destruction or disposition to surrender them to the applicable Seller and if such Seller does not accept such offer within 20 days after receipt of such offer, Buyer may take such action and
(b) following the Closing Date to afford such Seller and its accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to such Seller (other than for reasonable out-of-pocket expenses), provided however, that such access will not operate to cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either party's rights of discovery under applicable law. Buyer shall have the same rights, and each Seller the same obligations, as are set forth above in this Section 5.6 with respect to any copies of Records of such Seller pertaining to the Subject Assets that are retained by such Seller, with the exception of tax returns retained by such Seller, provided that such access will not operate to cause the waiver of any attorney-client, work product, or like privilege.

         5.7 Financing. Upon any Seller's request, Buyer will furnish such Seller with such information and documents (including commitment letters, if applicable) confirming the availability of the financing referred to in Section 4.7.

         5.8 Amendments of Disclosure Schedule. Any Seller may, from time to time, prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedule to correct any matter that would constitute a breach of any representation or warranty of such Seller herein contained; provided, however, except as provided in the following sentence, no such supplement or amendment will affect the rights or obligations of the parties to this Agreement (including without limitation Buyer's rights and obligations under Section 8.2(a) hereof) until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for indemnification purposes (but only for such purposes) any breach of any representation, warranty or covenant that would have existed by reason of such Seller not having made such supplement or amendment.

         5.9 Employee Matters. Buyer will evaluate its personnel needs and consider offering employment to certain employees of Sellers on a case-by-case basis; provided, however, Buyer shall have no obligation to hire any such employees. After the Closing Date, Buyer agrees to provide salaries, wages and employee benefits to any employees who transfer to the employments of Buyer (the "Employees") that are the same as the salaries, wages and employee benefits (under employee plans sponsored by Buyer) provided to similarly situated employees of Buyer. Further, to the extent permitted under employee benefit and medical plans sponsored by Buyer, Buyer shall (i) waive, or cause the Designated Subsidiaries to waive, any preexisting condition limitations applicable to the Employees under Buyer's group medical plan to the extent that an Employee's condition would not have operated as a preexisting condition limitation under the applicable Seller's group medical plan and (ii) ensure that Employees are given full credit for all co-payments and deductible incurred by such Employees under the applicable Seller's group medical plan for the 1995 plan year, (iii) cause any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is intended to be qualified under Section 401 of the Code to be amended to provide that the Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with the applicable Seller and its predecessors to the extent such predecessor employment was recognized by such Seller, and (iv) credit the Employees under each other employee benefit plan or policy of the Buyer for their period of employment with the applicable Seller or its predecessors to the extent such predecessor employment was recognized by such Seller, but not in excess of the maximum credit available to Buyer's employees under such plan or policy. Buyer shall not be responsible for any costs, obligations or liabilities that may result from employment by any Seller of any Employee or the termination of such employment, and the applicable Seller shall be responsible for all such costs, obligations and liabilities, including, without limitation, liabilities under such Seller's severance plans. Each of Sellers acknowledge that the Employees who are terminated by such Seller in connection with the transactions contemplated by this Agreement, whether or not employed by Buyer, will have experienced a termination of employment and be entitled from the applicable Seller to health care continuation benefits as described in
Section 4980B of the Code. Effective as of the Closing Date, each Seller shall cause each of the Employees hired by Buyer to have a fully non-forfeitable right to such employee's accrued benefits, if any, under the qualified plan of such Seller. Buyer agrees to provide to such Seller no later than 5 days prior to Closing a list of such Seller's employees to whom it has offered employment and a summary of the terms of employment offered. For a period of 30 days after the Closing, if Buyer offers employment to employees of such Seller that are not on the list provided to such Seller prior to Closing, then Buyer shall give prompt written notice to such Seller identifying such employees and the employment terms offered to such employees. If the terms of employment offered by Buyer to any such employees are modified prior to employment and the expiration of such 30 day period, then Buyer shall give prompt written notice to Seller describing any such modification.

         5.10 Jurisdictional Status. If and to the extent Buyer elects, by the filing of an application for FERC declaratory order or otherwise, each of Seagull, HPLC and Mantaray shall cooperate with Buyer in Buyer's efforts to change the recognized federal jurisdictional status of the SSS from transmission facilities, in whole or in part, to wholly gathering status. Without limiting the foregoing, each of Seagull, HPLC and Mantaray agree to support Buyer, and will cause their respective Affiliates not to oppose Buyer in any FERC proceedings relating to such matter. Amoco, subject to the terms of that certain Settlement Agreement between SSS and Amoco Energy Trading Corporation dated January 24, 1995, will not oppose through formal intervention or any other means any Buyer efforts to change the recognized federal jurisdictional status of the SSS from transmission facilities, in whole or in part, to wholly gathering status.

         5.11 Pending Agreements. To the extent a Seller will be a party to the pending agreements set forth in Schedule 5.11 hereof, such Seller shall use its commercially reasonable efforts to obtain the execution of such agreements prior to the Closing Date.

                                   ARTICLE 6.

                    INDEPENDENT INVESTIGATION AND DISCLAIMER

         6.1 Independent Investigation and Disclaimer. Buyer acknowledges that
(a) it has had and pursuant to this Agreement will have prior to the Closing access to Sellers, the Designated Subsidiaries and the Subject Assets and the officers and employees of Sellers and the Designated Subsidiaries and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation and upon the expressed representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, Buyer acknowledges that, except as expressly set forth herein, Sellers have not made, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE PURCHASED SHARES OR THE SUBJECT ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (ii) ANY INFRINGEMENT BY ANY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF ANY SELLER (INCLUDING, WITHOUT LIMITATION, IN RESPECT OF THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES AND THE ABILITY OF BUYER TO BECOME OPERATOR OF THE SUBJECT ASSETS UNDER ANY OPERATING OR SIMILAR AGREEMENT); AND BUYER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY BUYER, OR BY OTHERS RELYING ON BUYER'S ADVICE, BASED ON THE GEOLOGICAL MAPS, RECORDS, LOGS, PRODUCTION OR RESERVE FORECASTS AND OTHER DATA, IF ANY, TRANSFERRED UNDER THIS AGREEMENT. As used in the disclaimer provisions of this
Section 6.1, "Seller" or "Sellers" shall include the Seller Parties.

                                   ARTICLE 7.

                                   TAX MATTERS

         7.1 Application of Article 7. The provisions of this Article 7 shall be applied separately with respect to Seagull, as Seller of the SPM Shares, and Amoco, as Seller of the Amoco Cavallo Shares. Except for the provisions of
Section 7.5, the provisions of Article 7 shall not apply to any Seller other than Seagull or Amoco. For purposes of this Article 7, the "Seller Group" means, with respect to Seagull, the affiliated group of corporations filing a consolidated federal income Tax Return of which Seagull is the common parent and, with respect to Amoco, the affiliated group of corporations filing a consolidated federal income Tax Return of which Amoco is a member and Amoco Corporation is the common parent.

         7.2 Section 338(h)(10) Elections. Each of (i) Seagull and Buyer and
(ii)Amoco Corporation and Buyer shall make a joint election under section 338(h)(10) of the Code and similar elections under any applicable state income tax law for SPM and for each of the SPM Subsidiaries, in the case of Seagull or, in the case of Amoco, Amoco Cavallo (collectively, the "Section 338(h)(10) Elections"). At the Closing each of Amoco and Seagull shall deliver to Buyer an Internal Revenue Service Form 8023-A and any similar form under applicable state income tax law (the "Forms") with respect to the Section 338(h)(10) Elections, which shall have been duly executed by an authorized person for such Seller. Amoco shall cause the Section 338(h)(10) Elections with respect to Amoco Cavallo to be executed by Amoco Corporation. Buyer shall cause the Forms to be duly executed by an authorized person for Buyer, shall complete any schedules required to be attached thereto, shall provide a copy of the executed Forms and schedules to such Seller, and shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state income tax law. Each of Amoco and Seagull severally represents and warrants to Buyer that its Purchased Designated Subsidiary sold to Buyer by such Seller is a member of such Seller's Seller Group, and a Section 338(h)(10) Election may be made with respect to Buyer's acquisition of the stock of such Seller's Purchased Designated Subsidiary pursuant to the provisions hereof and may be made with respect to the deemed acquisition (which occurs by reason of the Section 338(h)(10) Election with respect to the Purchased Designated Subsidiary) of the stock of such Purchased Designated Subsidiary's subsidiaries.

         7.3 Preparation of Tax Returns; Responsibility for Taxes. (a) Each of Amoco and Seagull shall cause to be included in its consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Return, if any) of its Seller Group for all periods ending on or before the Closing Date, all items of income, gain, loss, deduction and credit and other tax items ("Tax Items") of its Purchased Designated Subsidiary and, in the case of SPM, the SPM Subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities, and shall be responsible for the timely payment (and entitled to any refund) of all taxes due with respect to the periods covered by such Tax Returns. At or prior to the Closing, each of Amoco and Seagull shall cause its Purchased Designated Subsidiary and, in the case of SPM, the SPM Subsidiaries, to distribute to such Seller the amount reflected as a liability for such taxes on the Balance Sheets, to the extent not previously distributed to such Seller.

        (b) With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to its Purchased Designated Subsidiary and, in the case of SPM, any SPM Subsidiary that is not described in paragraph (a) above, each of Seagull and Amoco shall cause such Tax Return applicable to it to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall file timely such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all taxes due with respect to the period covered by such Tax Return. At or prior to the Closing, each of Amoco and Seagull shall cause its Purchased Designated Subsidiary and, in the case of SPM, the SPM Subsidiaries, to distribute to such Seller the amount reflected as a liability for such taxes on the Balance Sheets, to the extent not previously distributed to such Seller.

        (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to a Purchased Designated Subsidiary and, in the case of SPM, any SPM Subsidiary, Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall file timely such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all taxes due with respect to the period covered by such Tax Return. Buyer and, as applicable, Seagull or Amoco shall determine (by an interim closing of the books as of the Closing Date except for ad valorem taxes which shall be prorated on a daily basis) the portion of the tax due with respect to the period covered by such Tax Return applicable to it which is attributable to the portion of such taxable period ending on the Closing Date. If (i) the amount of tax so determined to be attributable to the portion of such taxable period ending on the Closing Date exceeds (ii) the amount reflected as a liability for such tax on the Balance Sheets, Amoco or Seagull, as applicable, shall pay to Buyer the amount of such excess tax not less than 5 days prior to the due date of such Tax Return; if the amount determined in clause (ii) exceeds the amount determined in clause (i), Buyer shall pay to Amoco or Seagull, as applicable, the amount of such excess not later than five days prior to the due date of such Tax Return.

        (d) Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to a Purchased Designated Subsidiary and, in the case of SPM, any SPM Subsidiary shall be allocated to the taxable period during which the right to do business obtained by the payment of such franchise tax relates, regardless of whether such franchise tax is measured by income, operations, assets or capital relating to another taxable period. With respect to any franchise tax so allocated to the taxable period in which the Closing Date occurs: (i) the amount of such franchise tax shall be prorated on a daily basis between the portion of such taxable period ending on the Closing Date and the remaining portion of such taxable period, and (ii) if the amount of such franchise tax paid or provided for as of the Closing Date exceeds the amount so prorated to the portion of such taxable period ending on the Closing Date, Buyer shall pay to the applicable Seller the excess amount upon the Closing.

        (e) Any Tax Return to be prepared pursuant to the provisions of this
Section 7.3 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

         7.4 Access to Information. (a) Each of Amoco and Seagull and each member of its Seller Group shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to its Purchased Designated Subsidiary and, in the case of SPM, the SPM Subsidiaries within the possession of such Seller or any member of its Seller Group (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

         (b) Buyer shall grant or cause the Purchased Designated Subsidiary and, in the case of SPM, the SPM Subsidiaries to grant to the applicable
Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Purchased Designated
Subsidiary and, in the case of SPM, the SPM Subsidiaries within the possession of Buyer, the Purchased Designated Subsidiary and, in the case of SPM, the SPM Subsidiaries (including work papers and correspondence with taxing authorities), and shall afford such Seller (or its designees) the right (at such Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit such Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

         7.5 Transfer Taxes. Buyer shall be responsible for the payment of all state and local transfer, sales, use or other similar taxes resulting from the transactions contemplated by this Agreement.

                                   ARTICLE 8.

                              CONDITIONS TO CLOSING

         8.1 Conditions Precedent to Obligation of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) No order shall have been entered and remain in effect in any action or proceeding before any federal, state, foreign or local court or governmental agency or other federal, state, foreign or local regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated by this Agreement and no action or proceedings that has a reasonable likelihood of preventing or materially hindering the transactions contemplated hereby shall have been instituted, which shall not have been subsequently dismissed;

                 (b) Any applicable waiting period under the HSR Act relating to the transaction as contemplated hereby shall have expired or been terminated; and

                 (c) Any and all consents of third parties, including Governmental Authorities (other than Customary Post-Closing Consents), necessary in connection with the transactions contemplated hereby shall have been obtained or arrangements shall have been made reasonably satisfactory to Buyer to allow Buyer to receive substantially the same economic benefits as if all such consents had been obtained.

         8.2 Additional Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties contained in Article 3, to the extent qualified as to materiality shall be accurate in all respects, and, to the extent not so qualified, shall be accurate in all material respects, as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by each Seller and its Designated Subsidiary on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by an authorized executive officer of each Seller shall have been delivered to Buyer;

                 (b) Buyer shall have received a copy of the resignation, effective as of the Closing Date, of each officer and director of the Purchased Designated Subsidiaries;

                 (c) Seagull, HPLC, EGPC and Buyer shall have entered into and executed a mutually agreeable transitional services agreement in substantially the form of Exhibit E attached hereto; and

         (d) The agreements set forth in Schedule 8.2 hereof shall have been executed by the parties thereto.

         8.3 Additional Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Buyer and Guarantor contained in Article 4 shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Guarantor on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by an authorized executive officer of each of Buyer and Guarantor shall have been delivered to Sellers; and

                 (b) Buyer shall have satisfied the conditions set forth in
         Schedule 8.3 hereof.

                                   ARTICLE 9.

                         INDEMNIFICATION AND ASSUMPTION

         9.1 By Seller. Subject to the terms and conditions of this Article 9, each Seller, severally and not jointly, hereby agrees to indemnify, defend and hold harmless Buyer, its Affiliates and its and their respective directors, officers, shareholders and employees (collectively, the "Buyer Parties"), from and against the following (collectively, the "Buyer Indemnified Liabilities"): any Claim individually constituting a Loss in excess of $5,000 asserted against, imposed upon, or incurred by any Buyer Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty made by such Seller or, subject to Section 9.8(c), attributable to the Purchased Subject Assets or the Purchased Shares sold by such Seller contained in or made pursuant to this Agreement, (b) the breach of any covenant or agreement of such Seller contained in or made pursuant to this Agreement or (c) the use, ownership and operation of the Excluded Assets owned by such Seller or the Seagull Retained Subsidiaries retained by such Seller; provided, none of the Buyer Parties shall be entitled to assert rights of indemnification by such Seller under this Article 9 for Buyer Indemnified Liabilities unless and until the aggregate of all such Buyer Indemnified Liabilities exceeds the Deductible Amount applicable to such Seller (it being understood that such Buyer Indemnified Liabilities shall accumulate until such time or times as the aggregate of all such Buyer Indemnified Liabilities exceeds the Deductible Amount applicable to such Seller, whereupon the Buyer Parties shall be entitled to indemnification by such Seller hereunder to the extent of such excess); provided, further, such Seller's maximum indemnification obligation under Sections 9.1(a) and 9.1(b) shall be capped at an aggregate amount equal to such Capped Purchase Price applicable to such Seller. For purposes of this Article 9, in determining whether there has occurred a breach of a representation or warranty of such Seller contained in or made pursuant to this Agreement, as well as the amount of any Loss resulting therefrom, the provisions of Article 3 that are qualified by a Seller Material Adverse Effect shall be read and interpreted as if such qualification was not included therein.

         9.2 By Buyer. (a) As of the Closing and subject to indemnity obligations of Sellers under Sections 9.1 and 9.9, Buyer assumes all obligations and liabilities that are attributable to the ownership and/or operation of Purchased Subject Assets, which assumption by Buyer is made regardless of whether any such obligation or liability is attributable to events or periods of time prior to or after the Closing Date (such assumed obligations and liabilities being hereinafter collectively referred to as the "Assumed Obligations"). Subject to the terms and conditions of this Article 9, Buyer hereby agrees to indemnify, defend and hold harmless each of Sellers and its Affiliates and their respective directors, officers, shareholders and employees (collectively, "Seller Parties"), from and against the following (collectively, the "Seller Indemnified Liabilities"); any Claim individually constituting a Loss in excess of $5,000 asserted against, imposed upon or incurred by any such person, directly or indirectly, by reason of, arising out of or resulting from
(i) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, (ii) the breach of any covenant or agreement of it contained in or made pursuant to this Agreement, (iii) the operation of the business of the Purchased Designated Subsidiaries and the operation and ownership of the Subject Assets from and after the Closing Date, and (iv) the Assumed Obligations. Notwithstanding anything in this Section 9.2 to the contrary, the assumption by Buyer of the Assumed Obligations and Buyer's indemnification of the Seller Parties for such Assumed Obligations shall not in any way adversely affect or diminish any Buyer Party's right to indemnification by any Seller Party in accordance with this Article 9.

         (b) Subject to the terms and conditions of this Article 9, Guarantor hereby agrees to indemnify, defend and hold harmless each of Seller Parties from and against any Claim individually constituting a Loss in excess of $5,000 asserted against, imposed upon or incurred by any such person, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty by Guarantor contained in or made pursuant to this Agreement and (ii) the breach of any covenant or agreement of Guarantor contained in or made pursuant to this Agreement.

         9.3 Express Negligence Rule. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         9.4 Exceptions to Indemnities. Notwithstanding anything to the contrary set forth in Section 9.1, Buyer Indemnified Liabilities shall not include any and all Claims to the extent same are attributable to a breach of any representation, warranty, covenant or agreement of Buyer under this Agreement. Notwithstanding anything to the contrary set forth in Section 9.2, Seller Indemnified Liabilities shall not include any and all Claims to the extent same are attributable to a breach of any representation, warranty, covenant or agreement of any Seller under this Agreement.

         9.5 Notice of Claim. (a) For purposes of this Article 9, the term "Indemnifying Party" when used in connection with a particular Claim shall mean the party having an obligation to indemnify another party with respect to such Claim pursuant to this Article 9, and the term "Indemnified Party" when used in connection with a particular Claim shall mean the party having the right to be indemnified with respect to such Claim by another party pursuant to this Article 9.

         (b) Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article 9, such Indemnified Party will provide notice thereof in writing to the Indemnifying Party (a "Claim Notice") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 9.5(b), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity other than a party to this Agreement which gives rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 9.5(b). Each Claim Notice shall set forth a reasonable description of the Claim as the Indemnified Party shall then have and shall contain a statement to the effect that the Indemnified Party giving the notice is making a claim pursuant to and formal demand for indemnification under this Article 9. The Claim Notice must set forth the particular provision in this Article 9 and any related provision in this Agreement pursuant to which such indemnification claim is made. For example, if an Indemnified Party elects to assert an indemnification claim for breach of the Indemnifying Party's breach of representation, the Indemnified Party's Claim Notice would provide that the Claim is asserted under
Section 9.1(a) or 9.2(a)(i), as applicable, and that the representation allegedly breached is, for example, the litigation representation contained in
Section 3.11 or 4.8, as applicable.

         9.6 Third-Party Claims. (a) If an Indemnified Party shall have any Third-Party Claim asserted against such Indemnified Party, the Indemnified Party promptly shall transmit to the Indemnifying Party a Claim Notice relating to such Third-Party Claim. Prior to the expiration of the 45-day period following the Indemnifying Party's receipt of such notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 9 with respect to such Third-Party Claim and (ii) whether the Indemnifying Party elects, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third-Party Claim.

         (b) If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article 9 and that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.6(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel at the Indemnifying Party's expense in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the

Person asserting the Third-Party Claim or any cross-complaint against any Person. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.6(b) and shall bear its own costs and expenses with respect to any such participation.

         9.7 Subrogation. In the event that any Indemnified Party has a right against a third party with respect to any damages, losses, costs or expenses paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

         9.8 Exclusive Remedies; Survival of Representations and Warranties; Limitation of Certain Liabilities.

         (a) Buyer and each of Sellers (i) agree that only actual damages shall be recoverable under this Agreement and (ii) hereby waive any right to recover special, punitive, consequential, incidental or exemplary damages except to the extent any such party suffers such damages to an unaffiliated third-party in connection with a Third-Party Claim, in which event such damages shall be recoverable. Notwithstanding anything to the contrary in this Agreement, the indemnification provisions of this Agreement shall be the exclusive remedies for any Claim based upon this Agreement or the transactions described herein following Closing. In furtherance of the foregoing, all other remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each of Sellers and Buyer. No Claim of any nature can be brought by any Buyer Party against any of Sellers unless written notice of such Claim has been given on or before (A) one hundred twenty (120) days of the expiration of the applicable statute of limitations with respect to a claim involving a Claim for taxes (whether arising out of Section 3.10, Article 7 or otherwise) or (B) the second anniversary of the Closing Date and otherwise in accordance with this Article 9 with respect to any other Claim; provided, the time limitations set forth in this Section 9.8(a) shall not affect the representations set forth in Section 3.15 or Seagull's indemnification obligations under Section 9.9, which representation and indemnity obligation shall survive indefinitely. Indemnity obligations of any Indemnifying Party shall be reduced by any insurance proceeds realized by any Indemnified Party.

         (b) Neither Buyer Parties or Seller Parties may assert any claim under this Article 9 based on facts constituting a breach of any of the representations and warranties hereunder to the extent such person had actual knowledge of such facts prior to the Closing Date.

         (c) Notwithstanding anything in this Agreement to the contrary but subject to the provisions of the last sentence of this paragraph (c), each Seller's obligations hereunder are (i) limited to those liabilities specifically related to such Seller's representations, warranties, covenants and agreements and to the representations, warranties, covenants and agreements attributable to the Purchased Subject Assets or the Purchased Shares sold by such Seller, and
(ii) several, not joint and several. No Seller hereunder shall be deemed to have made any representations or warranties or provided any indemnities with respect to any of the Subject Assets not owned by it or any of its Designated Subsidiaries, and any indemnities with respect to any Subject Assets jointly owned by more than one of Sellers (or such Seller's Designated Subsidiaries) shall be several, and not joint and several, in proportion to the respective ownership of such Subject Assets by such Sellers or such Sellers' Designated Subsidiaries. Notwithstanding any provision to the contrary in this Agreement, EGPC and HPLC shall be jointly and severally liable for the obligations and liabilities of each other under this Agreement.

         9.9 Other Indemnities. Seagull hereby agrees to defend, indemnify and hold the Buyer Parties harmless from and against any Claim asserted against, imposed upon, or incurred by any Buyer Party directly or indirectly, by reason of, arising out of, or resulting from (i) the matter set forth in Schedule 9.9 to the extent set forth therein, and (ii) that certain suit styled Jose Romeo Garcia and Ofelia Garcia vs. Seagull Energy Corporation.

         9.10 Waiver of Texas DTPA. It is the intent of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Sellers, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices -- Consumer Protection Act, Tex. Bus. & Com. Code Ann. Section
17.41 et seq. (Vernon 1987 and Supp. 1994) (the "DTPA"). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights or remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive Section
17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the assets covered by this Agreement for commercial or business use; that Buyer has assets of Five Million Dollars ($5,000,000) or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that Buyer has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller. Buyer expressly recognizes that the price for which the applicable Seller has agreed to sell the Purchased Subject Assets and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Sellers, in determining to proceed with the entering into of this Agreement, have expressly relied on this waiver and the inapplicability of the DTPA.

                                   ARTICLE 10.

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

         (a) By the mutual written consent of Buyer and each of Sellers at any time prior to the Closing;

         (b) By Buyer or any of Sellers if a final, non-appealable order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered;

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



         (c) By any of Sellers at any time prior to the Closing if the Closing shall not have occurred on or before the Termination Date by reason of a failure of any condition precedent under Section 8.1 or 8.3 unless the failure results primarily from the breach by such Seller of any representation, warranty or covenant contained in this Agreement; or

         (d) By Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the Termination Date by reason of a failure of any condition precedent under Section 8.1 or 8.2 unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement.

         10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, (i) Sellers and Buyer shall have no obligation or liability to each other except that the provisions of Section 5.1 and the provisions of Article 9 shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement prior to such termination or, with respect to those provisions that survive such termination, prior to or following termination.

                                   ARTICLE 11.

                                  MISCELLANEOUS

         11.1 Expenses. Each of Sellers and Buyer shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

         11.2 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party hereto. The waiver by any Party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any Party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         11.3 Public Statements. Each of Sellers and Buyer agree to consult with, and obtain the approval of (which approval will not be unreasonably withheld), each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law.

         11.4 Assignment. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the Parties hereto without the prior written consent of the other Parties hereto.

         11.5 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered in person or by courier, (b) sent by telecopy or facsimile transmission, answer back requested, or (c) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to Sellers:                    Seagull Energy Corporation
                                           1001 Fannin, Suite 1700
                                           Houston, TX 77002
                                           Fax: (713) 951-4733
                                           Attention: Chairman of the Board

                                           Enron Gas Processing Company
                                           Houston Pipe Line Company
                                           1400 Smith Street
                                           Houston, Texas
                                           Fax: (713) 646-8416
                                           Attention:  Stephen A. Smaby

                                           Mantaray Pipeline Company
                                           5400 Westheimer Court
                                           Houston, Texas 77056
                                           Fax: (713) 627-6273
                                           Attention:  Michael J. Bradley

                                           Amoco Gas Company
                                           c/o Amoco Production Company
                                           501 WestLake Park Blvd.
                                           Houston, Texas 77079
                                           Fax: (713) 366-7544
                                           Attention:  John D. Spence

         with a copy to:                   Vinson & Elkins L.L.P.
                                           1001 Fannin, Suite 2300
                                           Houston, TX 77002-6760
                                           Attention:  J. Mark Metts

                                           Keith L. Head
                                           Mantaray Pipeline Company
                                           5400 Westheimer Court
                                           Houston, Texas 77056
                                           Fax: (713) 989-3190

                                           Steve Van Hooser
                                           Enron Capital Trade & Resources Corp.
                                           1400 Smith Street
                                           Houston, TX 77002
                                           Fax: (713) 646-3490

                                           Jackson M. Cooley
                                           c/o Amoco Production Company
                                           501 WestLake Park Blvd.
                                           Houston, Texas 77079
                                           Fax: (713) 366-7583

         if to Buyer or Guarantor:         200 WestLake Park Blvd., Suite 1000
                                           Houston, Texas 77079
                                           Attention: Ronald H.  Benson

         with a copy to:                   Baker & Botts, L.L.P.
                                           3000 One Shell Plaza
                                           910 Louisiana
                                           Houston, Texas 77002-4993
                                           Attention: Stephen A.  Massad

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 11.5. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, the date of delivery as shown by the return receipt therefor.

         11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         11.7 Further Assurances. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement including, without limitation, the transfer of the Purchased Shares and the Purchased Subject Assets to Buyer, the transfer of the Seagull Excluded Assets and Seagull Retained Subsidiaries to an Affiliate or Affiliates of Seagull (as contemplated in Section 2.4(a)) and obtaining all Customary Post Closing Consents, Sellers and Buyer will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request all without further consideration.

         11.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

         11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         11.10 Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

         11.11 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Exhibits hereto and the Disclosure Schedule and any other documents executed and delivered pursuant to this Agreement and the Confidentiality Agreement constitute the entire agreements and supersede all other prior agreements and understandings, both oral and written, among the Parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement, confers upon any person not a party hereto any rights or remedies hereunder.

         11.12 Guarantee. As part of the consideration for the execution of this Agreement by Sellers, Guarantor has agreed to be liable to Sellers for all of the obligations, duties and liabilities of Buyer hereunder, and accordingly Guarantor hereby joins in the execution of this Agreement and unconditionally guarantees unto Sellers the performance by Buyer of all of the terms and provisions of this Agreement.

         11.13 Financial Information. To the extent reasonably requested by Buyer, each Seller shall provide to Buyer as promptly as reasonably practical any financial statements, schedules or information (including without limitation access to the work papers of KPMG Peat Marwick related to the financial statements described in this Section 11.13, but subject to such firm's policies and procedures relating to such work papers) relating to the Subject Assets attributable to such Seller, but only to the extent required to be included by Buyer or Guarantor in any registration statement or periodic or current report required to be filed with the Securities and Exchange Commission by Buyer or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and any additional financial or operating data relating to any of the financial statements, schedules or information referred to in this Section 11.13 relating to any of the Subject Assets. Buyer shall bear all out-of-pocket expenses of Sellers resulting from compliance by Sellers with the provisions of this Section 11.13.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                SELLERS:

                                                SEAGULL ENERGY CORPORATION

                                                By: /s/ JOHN N. GOODPASTURE
                                                -----------------------------
                                                Name:   JOHN N. GOODPASTURE
                                                Title:  Senior Vice President,
                                                        Pipelines and Marketing

                                                 HOUSTON PIPE LINE COMPANY

                                                 By:  /s/ STEPHEN A. SMABY
                                                 -------------------------------
                                                 Name:    Stephen A. Smaby
                                                 Title:   President

                                                 ENRON GAS PROCESSING COMPANY

                                                 By:  /s/ STEPHEN A. SMABY
                                                 -------------------------------
                                                 Name:    Stephen A. Smaby
                                                 Title:   Vice President

                                                 MANTARAY PIPELINE COMPANY

                                                 By:  /s/ Michael J. BRADLEY
                                                 -------------------------------
                                                 Name:    Michael J. Bradley
                                                 Title:   Vice President

                                                 AMOCO GAS COMPANY

                                                 By:  /s/ S.D. BOJACK
                                                 -------------------------------
                                                 Name:    S.D. Bojack
                                                 Title:   President And Chairman

                                                  BUYER:

                                                  SEAHAWK GATHERING & LIQUIDS
                                                  COMPANY

                                                  By:   /s/ J. CHRIS JONES
                                                  ------------------------------
                                                  Name:     J. Chris Jones
                                                  Title:    Vice President

                                                  GUARANTOR:

                                                  TEJAS POWER CORPORATION

                                                  By:  /s/ J. CHRIS JONES
                                                  ------------------------------
                                                  Name:    J. Chris Jones
                                                  Title:   Senior Vice President